FROM:                      Sybron Chemicals Inc.
                           Birmingham Road
                           Birmingham, NJ  08011

CONTRACT:                  Richard M. Klein
                           President and Chief Executive Officer
                           (609) 893-1100

FOR RELEASE:               Immediately
                           February 11, 1998

                         SYBRON CHEMICALS INC. ANNOUNCES
                      TERMINATION OF MERGER AGREEMENT AFTER
                       SPECIAL COMMITTEE WITHDRAWS SUPPORT

                  BIRMINGHAM, NJ, February 11, 1998 -- Sybron Chemicals Inc. (the "Company") (AMEX: SYC) said today that its previously announced merger agreement with a company formed by an investor group has been terminated. The action came after the Company and the investor group were informed by the Special Committee of the Company's Board of Directors, which had previously recommended the transaction to stockholders, that it has withdrawn its recommendation. Although the Special Committee's financial advisor maintained its opinion that the proposed transaction was fair from a financial point of view, the Special Committee nevertheless concluded that the terms of the transaction were no longer sufficient. Because of the Special Committee's decision to withdraw its support for the transaction, the fairness opinion that was issued by the Special Committee's financial advisor is no longer available.

                  As previously announced, the merger would have resulted in a cash payment of $34.50 per share to the Company's stockholders. The transaction would have been subject to the affirmative vote of a majority of the Company's stockholders not affiliated with the investor group.

                  In its letter terminating the merger agreement, the investor group said:

                  "We appreciate the time and energy devoted to this process by the members of the Special Committee, but we respectfully disagree with the conclusion they have reached. The proposed transaction presented an attractive opportunity for Sybron Chemicals' public stockholders to receive a premium in cash for their shares. We continue to believe that the transaction would have been supported by a substantial majority of the non-affiliated stockholders. However, we are not prepared to continue to pursue the transaction without the support of the Special Committee. [We] remain committed to our investment in Sybron Chemicals and to working to build value for all of the Company's stockholders."


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                  Commenting for the Company, Dr. Richard Klein, President and
CEO, said that this development will have no adverse impact on the Company's ongoing business activities. "We had a record year in 1997 and we are dedicated to continuing our growth."

                  Sybron Chemicals, Inc. is an international specialty chemical company that develops, produces and markets specialty chemicals in two main market segments: Textile preparation, dyeing, printing and finishing, and Environmental (primarily related to water and waste treatment). Products include Tanatex(R) dyehouse chemicals and Jersey State(TM), Auralux(TM) and other finishing chemicals for the textile and carpet industries; Ionac(R) ion exchange resins for use in water treatment and special applications; specialty resins for use in reprographic and laser printer toners, Bi-Chem(R) biologically active seeds cultures for industrial, municipal and sanitary waste treatment and groundspill clean-up.

                  For more information on Sybron Chemicals Inc., please visit us on the World Wide Web at http://www.sybronchemicals.com/